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|                                                                                                 |          OMB APPROVAL          |
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|                                                                                                 |OMB Number:            3235-0101|
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|                                                                                                 |Expires:       December 31, 2006|
|                                             UNITED STATES                                       |--------------------------------|
|                                  SECURITIES AND EXCHANGE COMMISSION                             |Estimated average burden        |
|                                        Washington, D.C. 20549                                   |hours per response...........2.0|
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|                                               FORM 144                                          ---------------------------------|
|                                                                                                 |          SEC USE ONLY          |
|                                 NOTICE OF PROPOSED SALE OF SECURITIES                           |--------------------------------|
|                         PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OF 1933                   |DOCUMENT SEQUENCE NO.           |
|                                                                                                 |--------------------------------|
|                   ATTENTION: Transmit for filing 3 copies of this form concurrently             |CUSIP NUMBER                    |
|                     with either placing an order with a broker to execute sale or               |--------------------------------|
|                             executing a sale directly with a market maker                       |WORK LOCATION                   |
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| 1(a) NAME OF ISSUER (Please type or print):                                      (b) IRS IDENT. NO.:      (c) S.E.C. FILE NO.:   |
|                                                                                                                                  |
|  Bioenvision, Inc.                                                                 13-4025875                001-31787           |
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| 1(d) ADDRESS OF ISSUER ( STREET, CITY, STATE, ZIP CODE):                                         (e) TELEPHONE                   |
|                                                                               ---------------------------------------------------|
|345 Park Avenue, 41st Floor, New York, NY 10154                                 AREA CODE: 212   NUMBERS:      750-6700           |
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| 2(a) NAME OF PERSON FOR WHOSE ACCOUNT     (b) IRS IDENT.   (c) RELATIONSHIP TO  (d) ADDRESS (STREET, CITY, STATE, ZIP CODE):     |
| THE SECURITIES ARE TO BE SOLD:                NO.:             ISSUER:                                                           |
|                                                                                                                                  |
|  Christopher B. Wood                                         Officer/Director    345 Park Avenue, 41st Floor, New York, NY 10154 |
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|                        INSTRUCTION: The person filing this notice should contact the issuer to obtain the                        |
|                                     I.R.S. identification Number and the S.E.C. File Number.                                     |
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|                          (b) Name and                                                                                            |
|                          Address of Each      SEC USE ONLY                                                             (g) Name  |
|                          Broker Through whom                (c) Number                    (e) Number                   of Each   |
|                          the Securities Are   ------------  of Shares or                  of Shares or  (f) Approx-    Securities|
|                          To Be Offered or     Broker-       Other Units   (d) Agggregate  Other Units   imate Date     Exchange  |
|3(a) Title of the         Each Market Maker    Dealer        To Be Sold    Market Value    Outstanding   of Sale (See   (See      |
|Class of Securities       who Is Acquiring     File Number   (See instr.   (See instr.     (See instr.   instr. 3(f))   instr.    |
|To Be Sold                the Securities                     3(c))         3(d))           3(e))         (MO. DAY YR.)  3(g))     |
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|                                                                                                                                  |
| Common Stock             Smith Barney                        5,000       $38,643.37        40,558,948   July 8, 2005    Nasdaq   |
|                          1448 Balltown Road                                                                                      |
|                          Niskayuna, NY 12309                                                                                     |
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| INSTRUCTIONS:                                                                                                                    |
|                                                                                                                                  |
| 1.   (a) Name of issuer                                                                                                          |
|      (b) Issuer's I.R.S. Identification Number                                                                                   |
|      (c) Issuer's S.E.C. file number, if any                                                                                     |
|      (d) Issuer's address, including zip code                                                                                    |
|      (e) Issuers's telephone number, including area code                                                                         |
|                                                                                                                                  |
| 2.   (a) Name of person for whose account the securities are to be sold                                                          |
|      (b) Such person's I.R.S. identification number, if such person is an entity                                                 |
|      (c) Such person's relationship to the issuer (e.g., officer, director, 10% stockholder, or member of immediate family of    |
|          any of the foregoing)                                                                                                   |
|      (d) Such person's address, including zip code                                                                               |
|                                                                                                                                  |
| 3.   (a) Title of the class of securities to be sold                                                                             |
|      (b) Name and Address of each broker through whom the securities are intended to be sold                                     |
|      (c) Number of shares or other units to be sold (if debt securities, give the aggregate face amount)                         |
|      (d) Aggregate market value of the securities to be sold as of a specified date within 10 days prior to the filing of this   |
|          notice                                                                                                                  |
|      (e) Number of shares or other units of the class outstanding, or if debt securities the face amount thereof outstanding, as |
|          shown by the most recent report or statement published by the issuer                                                    |
|      (f) Approximate date on which the securities are to be sold                                                                 |
|      (g) Name of each securities exchange, if any, on which the securities are intended to be sold                               |
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|                                                   TABLE I --SECURITIES TO BE SOLD                                                |
|                   Furnish the following information with respect to the acquisition of the securities to be sold                 |
|             and with respect to the payment of all or any part of the purchase price or other consideration therefor:            |
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|                                                                  Name of Person                                                  |
|                                                                from Whom Acquired                                                |
|                                                                  (if gift, also                                                  |
|                          Date you     Nature of Acquisition      give date donor    Amount of Securities   Date of    Nature of  |
| Title of the Class       Acquired          Transaction              acquired)             Acquired         Payment     Payment   |
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|                                                                                                                                  |
|Common Stock              3/23/05           open market             open market              5,000          3/23/05       cash    |
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|                                                            INSTRUCTIONS:                                                         |
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| 1.  If the securities were purchased and full payment therefor was not made in cash at the time of purchase, explain in the      |
|     table or in a note thereto the nature of the consideration given. If the consideration consisted of any note or other        |
|     obligation, or if payment was made in installments describe the arrangement and state when the note or other obligation was  |
|     discharged in full or the last installment paid.                                                                             |
|                                                                                                                                  |
| 2.  If within two years after the acquisition of the securities the person for whose account they are to be sold had any short   |
|     positions, put or other option to dispose of securities referred to in paragraph (d)(3) of Rule 144, furnish full            |
|     information with respect thereto.                                                                                            |
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|                                        TABLE II -- SECURITIES SOLD DURING THE PAST 3 MONTHS                                      |
|                             Furnish the following information as to all securities of the issuer sold                            |
|                       during the past 3 months by the person for whose account the securities are to be sold.                    |
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|                                                                          Date of                                                 |
|       Name and Address of Seller           Title of Securities Sold       Sale      Amount of Securities Sold     Gross Proceeds |
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|                                                            REMARKS:                                                              |
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| INSTRUCTIONS:                                                   ATTENTION:                                                       |
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| See the definition of "person" in paragraph (a) of Rule 144.    The person for whose account the securities to which this notice |
| Information is to be given not only as to the person for whose  relates are to be sold hereby represents by signing this notice  |
| account the securities are to be sold but also as to all other  that he does not know any material adverse information in regard |
| persons included in that definition. In addition, information   to the current and prospective operations of the Issuer of the   |
| shall be given as to sales by all persons whose sales are       securities to be sold which has not been publicly disclosed.     |
| required by paragraph (e) of Rule 144 to be aggregated with                                                                      |
| sales for the account of the person filing this notice.                                                                          |
|                                                                                                                                  |
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|                July 21, 2005                                               /s/ Christopher B. Wood                               |
|         -------------------------------------------                        ------------------------------------------            |
|                       DATE OF NOTICE                                                       (SIGNATURE)                           |
|                                                                                                                                  |
| The notice shall be signed by the person for whose account the securities are to be sold. At least one copy of the notice shall  |
|                    be manually signed. Any copies not manually signed shall bear typed or printed signatures                     |
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